Exhibit 99.1
Consent of Virginia Polytechnic Institute and State University
October 8, 2025
Motive Technologies, Inc.
1355 Market Street, 11th Floor
San Francisco, California 94103
To the addressee set forth above:
We, Virginia Polytechnic Institute and State University, hereby consent to the references to Virginia Tech Transportation Institute (“VTTI”), and to the indicated quotations of data and statements (the “Referenced Material”) from our research report dated June 2023 and revised August 2023 entitled “AI Dash Cam Performance Benchmark Testing” prepared by us and provided to Motive Technologies, Inc. (the “Company”), in each of (i) the registration statement on Form S-1 (the “Registration Statement”) in relation to the initial public offering (the “IPO”) of the Company to be confidentially submitted and thereafter to be publicly filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, (ii) any amendments or supplements to the Registration Statement, and (iii) any written correspondence by the Company with the SEC. We also consent to references to VTTI, and to the quotations of the Referenced Material that are included in the Registration Statement, in institutional and retail road shows and other materials and activities in connection with the IPO that is the subject of the Registration Statement by the Company.
We consent to the reference to VTTI, under the caption “Industry and market data” in the Registration Statement, as acting in the capacity of an author of independent industry publications.
We also hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto.

Sincerely,

VIRGINIA POLYTECHNIC INSTITUTE AND STATE UNIVERSITY

By:	/s/ Zachary Doerzaph
Name: Zachary Doerzaph, Ph.D.
Title: Executive Director, Virginia Tech Transportation Institute